Exhibit 99.1
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November 7, 2001

FOR IMMEDIATE RELEASE
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                      MONTEREY BAY BANCORP, INC. ANNOUNCES:
        CONCLUSION OF BINDING ARBITRATION OF CLAIMS BY A FORMER EXECUTIVE

                                                       Common Stock Symbol: MBBC
                                                          NASDAQ National Market

         Watsonville, CA. November 7, 2001. Monterey Bay Bancorp, Inc. ("Company"), the holding company for Monterey Bay Bank ("Bank"), today announced the conclusion and results of the binding arbitration process conducted to address claims by the former President and Chief Operating Officer regarding payments due under his employment contracts. The arbitrator's final decision required the Company to make total payments of approximately $40 thousand less than the Company accrued for settlement of the former executive's claims in the third quarter of 2000, when the matter commenced. The Company will record the recapture of the $40 thousand excess accrual in the fourth quarter of 2001. This recapture will, however, be offset by the final legal costs for the arbitration, resulting in no material impact upon earnings for the fourth quarter of 2001.

         Commenting on the conclusion of the arbitration, C. Edward Holden, Company Chief Executive Officer and President, stated, "We are pleased to conclude this lengthy process. We are also pleased that there will be no additional financial impact to the Company. The conclusion of the arbitration allows management to redirect resources to advancing the Company's strategic plan of transforming the Bank into a community focused commercial bank and enhancing stockholder value."

         The Company's common stock is listed on the NASDAQ National Market under the symbol "MBBC". The Company and the Bank are headquartered in Watsonville, California. The Bank operates through its administrative offices in Watsonville and eight full service branches located in the Greater Monterey Bay Area of Central California.

         This news release contains certain forward-looking statements that are subject to various factors that could cause actual results to differ materially from such statements. Such factors include, but are not limited to, the possibility that the Company will not be successful in achieving its strategic objectives, the performance and contributions of employees, and other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

                        For further information contact:

C. Edward Holden                                 Mark R. Andino
Chief Executive Officer            or            Chief Financial Officer
(831) 768 - 4840                                 (831) 768 - 4806
ed.holden@montereybaybank.com                    mark.andino@montereybaybank.com

                             General communication:
                            INFO@MONTEREYBAYBANK.COM
                             www.montereybaybank.com
                             Phone: (831) 768 - 4800
                              Fax: (831) 722 - 6794